Exhibit 21.1

Subsidiaries of Rex Energy Corporation

at December 31, 2015

Name	Entity Type	Jurisdiction of Incorporation or Formation	Percentage Ownership
Rex Energy Rockies, LLC	Limited Liability Company	Delaware	100%
Rex Energy I, LLC	Limited Liability Company	Delaware	100%
Rex Energy Marketing, LLC	Limited Liability Company	Delaware	100	%(1)
Rex Energy Operating Corp.	Corporation	Delaware	100%
Rex Energy IV, LLC	Limited Liability Company	Delaware	100%
PennTex Resources Illinois, Inc.	Corporation	Delaware	100%
R.E. Ventures Holdings, LLC	Limited Liability Company	Delaware	100%
R.E. Gas Development, LLC	Limited Liability Company	Delaware	100%
RW Gathering, LLC	Limited Liability Company	Delaware	40	%(2)
R.E. Disposal, LLC	Limited Liability Company	Delaware	100	%(3)

(1)	Rex Energy Marketing, LLC is a wholly owned subsidiary of Rex Energy I, LLC.
(2)	R.E. Gas Development, LLC owns a 40% membership interest in RW Gathering, LLC.
(3)	R.E. Disposal, LLC is a wholly owned subsidiary of R.E. Gas Development, LLC.